SURRENDER AND CANCELLATION OF LEASE

SURRENDER and CANCELLATION OF LEASE (this “Surrender”), dated as of June 17, 2011, by and between ARC NYE61ST0001, LLC (“Landlord”), having an address c/o American Realty Capital, 405 Park Avenue, New York, New York 10022, and AP ANTIQUES CORP. (“Tenant”), having an address c/o Seyfarth Shaw LLP, 620 Eighth Avenue, New York, New York 10018, Attention: Barry H. Mandel, Esq.

WITNESSETH:

WHEREAS, by a lease dated as of March 14, 2002 between Landlord’s predecessor in interest, Urban Development Partners (61) LLC, and Tenant, as such lease was amended (such lease, as amended, the “Lease”), Landlord leased to Tenant the northeasterly and southeasterly portions of the fourth floor (as more particularly shown on Exhibits A and B annexed to the Lease, the “Premises”) in the building located at and known as 306 East 61st Street, New York, New York (the “Building”); and

WHEREAS, Tenant desires to surrender and cancel the Lease and deliver the Premises to Landlord effective as of 11:59 p.m. on June 20, 2011 (the “Effective Date”) and Landlord is willing to accept such surrender upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the sum of Ten and 00/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.           Effective as of the Effective Date, Tenant surrenders to Landlord the Lease and term and estate thereby granted, together with the Premises, to the intent and purpose that the estate of Tenant in and to the Premises shall be wholly extinguished and that the term of the Lease shall expire on the Effective Date in the same manner and with the same effect as if such date were the date set forth in the Lease for the expiration of the term thereof.

2.           Tenant hereby represents and warrants that (i) nothing has been done whereby the Lease or the term or estate thereby granted or the Premises or any part thereof have been encumbered in any way whatsoever; (ii) Tenant owns the Lease and has full right to surrender the same; and (iii) no one other than Tenant has acquired, through or under Tenant, any right, title or interest in or to the Lease or the term or estate thereby granted or in or to the Premises or any part thereof. Landlord represents that it is the landlord of the Building and has full power and authority to enter into this Surrender and carry out the terms hereof.

3.           Tenant agrees to deliver possession of the Premises on the Effective Date as if the Effective Date were set forth in the Lease for the expiration date thereof. Any personal property or equipment remaining in the Premises after the June 20, 2011 shall be deemed abandoned by Tenant, and Landlord may dispose of same without liability to Tenant, and Tenant shall be allowed access to the Building to remove such property until June 20, 2011. The Security Deposit delivered pursuant to the Lease and/or Lease Guaranty is hereby surrendered and forfeited to Landlord.   Landlord hereby acknowledges that it has no further claim against Tenant or any guarantor for payment of any monies arising out of or in connection with the Lease.

4.           Effective as of the Effective Date, Landlord hereby accepts the surrender of the Lease in accordance with the terms hereof. Except as otherwise provided in this Surrender, Landlord and Tenant hereby mutually release each other and the respective legal representatives, successors and assigns of each, of and from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, damages, claims, and demands of every kind and nature whatsoever, in law or at equity or otherwise that either party had, now has or shall or may have against the other relating to any matter whatsoever including, without limitation, those arising under or in connection with the Lease.

5.           All notices, requests, demands and other communications shall be in writing and sent by reputable overnight courier or by certified mail, return receipt requested, postage prepaid, or by personal delivery to each party at its respective address set forth on the first page hereof. All notices shall be deemed given one business day after deposit with a reputable overnight courier, or three business days after the date mailed, or upon personal delivery, provided that if a party shall refuse personal delivery of a notice, then the notice shall be deemed given on the date of such refusal. Each party may change its address by notice similarly given to the other party, in which event all notices given thereafter shall be sent to such other address. A copy of any notice to Tenant, simultaneously with the service of same, shall be e-mailed to Tenant’s counsel at bmandel@seyfarth.com.

6.           Landlord and Tenant each represents to the other that it has not dealt or negotiated with any broker in connection with this Surrender. Each party agrees to hold harmless and indemnify the other party from and against any and all liabilities and expenses, including, without limitation, reasonable attorneys’ fees, disbursements and court costs, arising out of or in connection with any breach of the indemnifying party’s representation set forth herein.

7.           The submission of this Surrender to both parties shall not be construed as an offer by any party to terminate the Lease, nor shall a party have any rights with respect hereto unless and until both Landlord and Tenant shall each execute this Surrender and a fully executed copy shall have been delivered to both parties.

8.           The failure of any party hereto to enforce at any time any of the provisions of this Surrender shall in no way be construed as a waiver of any of such provisions or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Surrender shall be held to be a waiver of any other or subsequent breach.

9.           This Surrender may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

10.         The covenants, conditions, provisions and agreements contained in this Surrender shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

11.          This Surrender shall be governed by, construed in accordance with and enforced under the internal laws of the State of New York, without regard to principles of conflicts of laws.

12.          Tenant represents and warrants to Landlord that the person executing this Surrender on behalf of Tenant has all right, power and authority to execute this Surrender and to bind Tenant hereto.

13.          This Surrender may be executed in counterparts and each counterpart taken together shall be deemed one and the same agreement. Electronically transmitted or facsimile copies of this Surrender shall be deemed originals for all purposes.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Surrender as of the date first above written.

LANDLORD:

ARC NYE61ST0001, LLC

By:	/s/ William M. Kahane
Name: William M. Kahane
Title: President

TENANT:

AP ANTIQUES CORP.

By:	/s/ Marilyn Perlin
Marilyn Perlin, President